Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed on February 16, 2001 (File No. 333-55738) of Gulfport Energy Corporation of our report dated April 14, 2004 relating to the audit of the statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2003, which appears in this Form 10-KSB.

/s/ Hogan & Slovacek

Oklahoma City, Oklahoma
April 14, 2004